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                                                                    EXHIBIT 23.2



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-110289 of InVision Technologies, Inc. on Form S-3 of our report dated March 15, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002 and to the Agreement and Plan of Merger entered into by InVision Technologies, Inc. to be acquired) appearing in the Annual Report on Form 10-K of InVision Technologies, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP


San Jose, California

April 27, 2004